Exhibit (b)(ii)

CREDIT AGREEMENT

Dated as of September 14, 2006

among

SONIC CORP.

as the Borrower,

THE DOMESTIC SUBSIDIARIES OF THE BORROWER,

as the Guarantors

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

LEHMAN COMMERCIAL PAPER INC.,

as Syndication Agent

and

THE OTHER LENDERS PARTY HERETO

BANC OF AMERICA SECURITIES LLC

and

LEHMAN BROTHERS INC.

as

JOINT LEAD ARRANGERS AND JOINT BOOK MANAGERS

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	21
1.03	Accounting Terms	22
1.04	Rounding	22
1.05	References to Agreements and Laws	22
1.06	Times of Day	23
1.07	Letter of Credit Amounts	23

ARTICLE II THE COMMITMENT AND CREDIT EXTENSIONS		23

2.01	Revolving Loans and Term Loan	23
2.02	Borrowings, Conversions and Continuations of Loans	23
2.03	Letters of Credit	25
2.04	Swing Line Loans	32
2.05	Prepayments	34
2.06	Termination or Reduction of Aggregate Revolving Commitments	36
2.07	Repayment of Loans	37
2.08	Interest	38
2.09	Fees	38
2.10	Computation of Interest and Fees	39
2.11	Evidence of Debt	39
2.12	Payments Generally	39
2.13	Sharing of Payments	41
2.14	Increase in Revolving Commitments	41

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		42

3.01	Taxes	42
3.02	Illegality	44
3.03	Inability to Determine Rates	44
3.04	Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans	45
3.05	Funding Losses	46
3.06	Matters Applicable to all Requests for Compensation	47
3.07	Survival	47

ARTICLE IV GUARANTY		47

4.01	The Guaranty	47
4.02	Obligations Unconditional	47
4.03	Reinstatement	48
4.04	Certain Additional Waivers	49
4.05	Remedies.	49
4.06	Rights of Contribution	49
4.07	Guarantee of Payment; Continuing Guarantee	49

ARTICLE V CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		49

5.01	Conditions of Initial Credit Extension	49
5.02	Conditions to all Credit Extensions	52

ARTICLE VI REPRESENTATIONS AND WARRANTIES		52

6.01	Existence, Qualification and Power; Compliance with Laws	52
6.02	Authorization; No Contravention	53
6.03	Governmental Authorization; Other Consents	53
6.04	Binding Effect	53
6.05	Financial Statements; No Material Adverse Effect	53
6.06	Litigation	54
6.07	No Default	54
6.08	Ownership of Property; Liens	54
6.09	Environmental Matters	54
6.10	Insurance	54
6.11	Taxes	55
6.12	ERISA Compliance	55
6.13	Subsidiaries	55
6.14	Margin Regulations; Investment Company Act	56
6.15	Disclosure	56
6.16	Compliance with Laws	56
6.17	Intellectual Property; Licenses, Etc.	56
6.18	Businesses	57
6.19	Common Enterprise	57
6.20	Solvent	57

ARTICLE VII AFFIRMATIVE COVENANTS		57

7.01	Financial Statements	57
7.02	Certificates; Other Information	58
7.03	Notices	60
7.04	Payment of Obligations	61
7.05	Preservation of Existence, Etc.	61
7.06	Maintenance of Properties	61
7.07	Maintenance of Insurance	61
7.08	Compliance with Laws	61
7.09	Books and Records	61
7.10	Inspection Rights	61
7.11	Use of Proceeds	61
7.12	Pledged Assets	62

ARTICLE VIII NEGATIVE COVENANTS		62

8.01	Liens	62
8.02	Investments	63
8.03	Indebtedness	64
8.04	Merger, Consolidation, Etc.	64
8.05	Dispositions	65
8.06	Restricted Payments	65
8.07	Change in Nature of Business	66

8.08	Transactions with Affiliates	66
8.09	Burdensome Agreements	66
8.10	Use of Proceeds	67
8.11	Financial Covenants	67
8.12	Capital Expenditures	67
8.13	Environmental Protection	67
8.14	Fiscal Year; Accounting Methods; Organization Documents; Legal Name; State of Formation and Form of Entity	67
8.15	Prepayment of Other Indebtedness, Etc.	67
8.16	Sale and Leaseback	68

ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		68

9.01	Events of Default	68
9.02	Remedies Upon Event of Default	70
9.03	Application of Funds	70

ARTICLE X ADMINISTRATIVE AGENT		71

10.01	Appointment and Authorization of Administrative Agent	71
10.02	Rights as a Lender	71
10.03	Delegation of Duties	72
10.04	Exculpatory Provisions	72
10.05	Reliance by Administrative Agent	73
10.06	Notice of Default	73
10.07	Credit Decision; Disclosure of Information by Administrative Agent	73
10.08	Indemnification of Administrative Agent	74
10.09	Administrative Agent in its Individual Capacity	74
10.10	Successor Administrative Agent	74
10.11	Administrative Agent May File Proofs of Claim	75
10.12	Collateral and Guaranty Matters	76
10.13	Non-Reliance on Administrative Agent and Other Lenders	76
10.14	No Other Duties, Etc.	76

ARTICLE XI MISCELLANEOUS		76

11.01	Amendments, Etc.	76
11.02	Notices and Other Communications; Facsimile Copies	78
11.03	No Waiver; Cumulative Remedies	79
11.04	Expenses; Indemnity; and Damage Waiver	79
11.05	Payments Set Aside	81
11.06	Successors and Assigns	81
11.07	Confidentiality	85
11.08	Set-off	85
11.09	Interest Rate Limitation	86
11.10	Counterparts	86
11.11	Integration	86
11.12	Survival of Representations and Warranties	86
11.13	Severability	86
11.14	Tax Forms	87

11.15	Replacement of Lenders	89
11.16	Construction	89
11.17	Independence of Covenants	89
11.18	Governing Law	89
11.19	Waiver of Right to Trial by Jury	90
11.20	Entire Agreement	90
11.21	USA PATRIOT Act Notice	91
11.22	No Advisory of Fiduciary Relationship	91
11.23	Waiver of Notice of Termination	91

SCHEDULES

1.01(a)	Borrower’s Investment Policy
1.01(b)	Existing Letters of Credit
2.01	Commitments and Pro Rata Shares
6.01(a)	Partnerships
6.01(b)	LLCs
6.09	Environmental Matters
6.10	Insurance
6.13	Subsidiaries
6.17	IP Rights
8.01	Existing Liens
8.02	Existing Investments
8.03	Existing Indebtedness
8.16	Sale and Leaseback Transactions
11.02	Administrative Agent’s Office, Certain Addresses for Notices
11.06	Processing and Recordation Fees

EXHIBITS

A	Form of Loan Notice
B	Form of Swing Line Loan Notice
C	Form of Revolving Note
D	Form of Swing Line Note
E	Form of Term Note
F	Form of Compliance Certificate
G	Form of Joinder Agreement
H	Form of Assignment and Assumption

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of September 14, 2006, among Sonic Corp., a Delaware corporation (the “Borrower”), the Guarantors (defined herein), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and Lehman Commercial Paper Inc., as Syndication Agent.

The Borrower has requested that the Lenders provide credit facilities, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the acquisition by any Person of (a) a majority of the Capital Stock of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business of another Person, in each case (i) whether or not involving a merger or consolidation with such other Person and (ii) whether in one transaction or a series of related transactions.

“Acquisition Consideration” means the consideration given by the Borrower or any of its Subsidiaries for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, property (including Capital Stock) or services given, plus (b) the amount of any Indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by the Borrower or any of its Subsidiaries plus (c) any Earn Out Obligations of the Borrower or any of its Subsidiaries in connection with such Acquisition.

“Act” has the meaning specified in Section 11.21.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 5% or more of the Voting Stock of such Person.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates (including, in the case of Bank of America in its capacity as the Administrative Agent, BAS), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is ONE HUNDRED MILLION DOLLARS ($100,000,000).

“Agreement” means this Credit Agreement.

“Applicable Rate” means (a) with respect to Revolving Loans, Swing Line Loans, Letters of Credit and the Commitment Fee, the following percentages per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

Pricing Level	Leverage Ratio	Commitment Fee	Eurodollar Rate Loans	Letter of Credit Fee	Base Rate Loans
1	< 2.5:1.0	0.20%	1.00%	1.00%	0.00%
2	≥ 2.5:1.0 but < 3.0:1.0	0.25%	1.25%	1.25%	0.00%
3	≥ 3.0:1.0 but < 3.5:1.0	0.25%	1.50%	1.50%	0.25%
4	≥ 3.5:1.0	0.375%	1.75%	1.75%	0.50%

and (b) with respect to the Term Loan, a percentage per annum equal to (i) for Eurodollar Rate Loans, 2.00% and (ii) for Base Rate Loans, 0.75%; provided, that if the Borrower receives a corporate family debt rating of at least Ba2 (with a stable outlook) by Moody’s, the percentages set forth in clause (b) shall be 1.75% for Eurodollar Rate Loans and 0.50% for Base Rate Loans. Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date a Compliance Certificate is delivered in accordance with Section 7.02(a), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Leverage Ratio contained in such Compliance Certificate. Notwithstanding the foregoing, the Applicable Rate in effect from the Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(a) for the fiscal quarter ending November 30, 2006 shall be determined based upon Pricing Level 4.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or affiliate of such investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit H or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended August 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Effective Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02 or pursuant to any other term or provision of this Agreement or any other Loan Document.

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrower’s Investment Policy” means that certain Working Capital Investment Policy of the Borrower in effect as of January 14, 2002, as set forth on Schedule 1.01(a).

“Borrowing” means a borrowing by the Borrower consisting of simultaneous Loans of the same Type and having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” means, as of any date, any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.

“Capital Stock” means, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock in any Person that is a corporation, each class of partnership interest in any Person that is a partnership, and each class of membership interest in any Person that is a limited liability company, and any warrants or options to purchase or otherwise acquire any such equity interests.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Change of Control” means, with respect to the Borrower, an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 20% or more of the Voting Stock of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) any merger or consolidation of the Borrower with or into any Person, or any sale, transfer or other conveyance, whether direct or indirect, of all or substantially al of the assets of the Borrower, in one transaction or a series of transactions.

“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means a collective reference to all personal property with respect to which Liens in favor of the Administrative Agent, for the benefit of the Lenders, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Pledge Agreement and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.02(i).

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Commitment Fee” has the meaning specified in Section 2.09(a).

“Compliance Certificate” means a certificate substantially in the form of Exhibit F hereto, or in such other form acceptable to the Administrative Agent.

“Consolidated Capital Expenditures” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase property that is the same as or similar to the property subject to such Involuntary Disposition.

“Consolidated Working Capital” means, at any time, the excess of (i) current assets (excluding cash) of the Borrower and its Subsidiaries on a consolidated basis at such time over (ii) current liabilities (excluding any outstanding Revolving Loans and current maturities of Indebtedness) of the Borrower and its Subsidiaries on a consolidated basis at such time, all as determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any material obligation of such Person under any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Corporate Guarantor” means each Subsidiary of the Borrower which is a corporation or a business trust and that provides a Guaranty in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt Issuance” means the issuance by the Borrower or any Subsidiary of any Indebtedness other than Indebtedness permitted under Section 8.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to the sum of (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including without limitation any Capital Stock and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia.

“Earn Out Obligations” means, with respect to an Acquisition, all obligations of the Borrower or any Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition. The amount of any Earn Out Obligations shall be the aggregate amount, if any, of all such Earn Out Obligations of the Borrower and its Subsidiaries potentially due in connection with such Acquisition, as reasonably assessed by the Borrower at the time of such Acquisition (such assessment to be supported by calculations and information reasonably acceptable to the Administrative Agent).

“EBIT” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Net Income for such period plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense for such period, (ii) federal, state, local and foreign income taxes payable for such period, (iii) non-cash losses from the sale of fixed assets not in the ordinary course of business and other non-cash extraordinary or non-cash nonrecurring items, (iv) non-cash stock based compensation expense for such period, and (v) impairment losses on assets incurred during such period, and minus (b) to the extent added in calculating such Net Income, gains from the sale of fixed assets not in the ordinary course of business and other extraordinary or nonrecurring items.

“EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to EBIT for such period, plus, to the extent deducted in calculating Net Income for such period, depreciation and amortization for such period.

“EBITR” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to EBIT for such period, plus, to the extent deducted in calculating Net Income for such period, Lease Expense.

“Effective Date” means the date on which the conditions precedent set forth in Section 5.01 shall have been satisfied, but in any event shall not be a date earlier than September 22, 2006.

“Eligible Assets” means property that is used or useful in the same or similar line of business as the Borrower and its Subsidiaries were engaged in on the Closing Date.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(ii) and (iv) (subject to such consents, if any, as may be required under Section 11.06(b)(ii)).

“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

“Excess Cash Flow” means, for any period for the Borrower and its Subsidiaries, an amount equal to the sum of (a) EBITDA minus (b) Consolidated Capital Expenditures paid in cash minus (c) the cash portion of Interest Expense minus (d) federal, state and other taxes to the extent paid in cash during such period by the Borrower and its Subsidiaries on a consolidated basis minus (e) payments made pursuant to Section 8.06(e) minus (f) the sum of scheduled payments of principal on Funded Debt of the Borrower and its Subsidiaries minus (g) the sum of Acquisition Consideration paid in cash by the Borrower and its Subsidiaries, minus (h) increases in Consolidated Working Capital, plus (i) decreases in Consolidated Working Capital, in each case on a consolidated basis determined in accordance with GAAP.

“Existing Letters of Credit” means that Letter of Credit set forth on Schedule 1.01(b).

“Existing Credit Agreement” means that certain Credit Agreement dated as of April 23, 2003, among the Borrower, the banks or other lending institutions party thereto and Bank of America, as agent thereunder, as amended, modified or supplemented from time to time.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, tax refunds, pension plan reversions, proceeds of insurance (including, without limitation, any key man life insurance but excluding proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), any loss of, damage to or destruction or, or any condemnation or other taking for public use of, any property of any Loan Party or any of its Subsidiaries (and payments in lieu thereof), indemnity payments and any purchase price adjustment received in connection with any purchase agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated August 10, 2006 among the Borrower, Bank of America and BAS.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary that is owned directly by any Loan Party.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITR for the period of four consecutive fiscal quarters ending on such date to (b) the sum of (i) Interest Expense, plus (ii) Lease Expense, in each case for the period of four consecutive fiscal quarters ending on such date.

“Foreign Lender” has means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means, as to the Borrower and its Subsidiaries at a particular time, all of the following (without duplication):

(a) obligations for borrowed money and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations;

(c) any direct or contingent obligations arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(d) all obligations to pay the deferred purchase price of property or services, including all Earn Out Obligations (other than trade payables incurred in the ordinary course of business or accrued liabilities arising in the ordinary course of business that are not overdue or that are being contested in good faith), and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed or is limited in recourse; and

(e) any Receivables Facility Attributed Indebtedness.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the

United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means, collectively, each Domestic Subsidiary of the Borrower identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.02(i), together with their successors and permitted assigns.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV.

“Guaranty Obligation” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means at the particular time in question the maximum rate of interest which, under applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“ICC” has the meaning specified in Section 2.03(h).

“Increase Effective Date” has the meaning specified in Section 2.14(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services, including all Earn Out Obligations (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations;

(g) Off-Balance Sheet Liabilities;

(h) obligations in respect of Redeemable Stock of such Person;

(i) any Receivables Facility Attributed Indebtedness;

(j) any “withdrawal liability” of such Person as such term is defined under Part I of Subtitle E of Title IV of ERISA;

(k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and

(l) all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnitees” has the meaning set forth in Section 11.04.

“Information” has the meaning set forth in Section 11.07.

“Interest Expense” means, with respect to any period, total interest expense, whether paid or accrued (including the interest component of Capital Leases), of the Borrower and Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under interest rate contracts and foreign exchange contracts, amortization of discount, but excluding, however, interest expense not payable in cash (including interest accruing on deferred compensation obligations) other than amortization of discount, all as determined in conformity with GAAP. Notwithstanding the foregoing, for purposes of calculating the Fixed Charge Coverage Ratio (a) as of the fiscal quarter ending November 30, 2006, Interest Expense for the four fiscal quarter period ending November 30, 2006 shall be calculated as Interest Expense for the fiscal quarter period ending November 30, 2006 multiplied by four, (b) as of the fiscal quarter ending February 28, 2007, Interest Expense for the four fiscal quarter period ending February 28, 2007 shall be calculated as Interest Expense for the two fiscal quarter period ending February 28, 2007 multiplied by two and (c) as of the fiscal quarter period ending May 31, 2007, Interest Expense for the four fiscal quarter period ending May 31, 2007 shall be calculated as Interest Expense for the three fiscal quarter period ending May 31, 2007 multiplied by 4/3.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Loan Maturity Date or the Term Loan Maturity Date, as applicable; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Revolving Loan Maturity Date or the Term Loan Maturity Date, as applicable.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice or nine or twelve months thereafter, as requested by the Borrower and consented to by all of the Lenders; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Revolving Loan Maturity Date or the Term Loan Maturity Date, as applicable.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guaranty Obligation or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) without duplication, an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or any of its Subsidiaries.

“IP Rights” has the meaning set forth in Section 6.17.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit G executed and delivered by a Domestic Subsidiary in accordance with the provisions of Section 7.02(i).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lease Expense” means, with respect to any period, total lease and rent expense for such period in respect of real and personal property leased by the Borrower and its Subsidiaries.

“Lender” has the meaning specified in the introductory paragraph hereto, and, as the context requires, includes the L/C Issuer and the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder, and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Loan Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning set forth in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Aggregate Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Leverage Ratio” means, as of any date of determination, the ratio of (a) Funded Debt of the Borrower and its Subsidiaries on such date to (b) EBITDA for the period of the four fiscal quarters most recently ended.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“LLCs” means Subsidiaries that are limited liability companies.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swing Line Loan or Term Loan.

“Loan Documents” means this Agreement, the Collateral Documents, the Notes, each Issuer Document, each Joinder Agreement, the Fee Letter, each Guaranty, each Request for Credit Extension, each Compliance Certificate, and any other agreement executed, delivered or performable by any Loan Party in connection herewith or as security for the Obligations.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A, or in any other form acceptable to the Administrative Agent.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means any of the following events: (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), financial condition or prospects of the Borrower and its Subsidiaries taken as a whole; (b) an impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) an Event of Default.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (whether positive or negative), determined in accordance with GAAP, for that period.

“Net Proceeds” means the aggregate cash proceeds received by the Borrower or any Subsidiary in respect of any Disposition, Extraordinary Receipt or Debt Issuance, net of (a) actual costs and expenses incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, discounts, consultant and advisory fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Permitted Lien (ranking senior to any Lien of the Administrative Agent) on the related Property, and appropriate amounts provided by the seller as a reserve (but only to the extent such amounts remain set aside as a reserve), in accordance with GAAP, against all liabilities associated with the property disposed of in such Disposition and retained by the Borrower or any Subsidiary after such Disposition, including pension and other post-employment benefit liabilities, liabilities relating to environmental matters and liabilities under indemnification provisions associated with such Disposition; it being understood that “Net Proceeds” shall include, without limitation, any cash received upon the sale or other Disposition of any non-cash consideration received by the Borrower or any Subsidiary in any Disposition.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means the Revolving Notes, the Term Notes and/or the Swing Line Note, individually or collectively, as appropriate.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations shall also include (a) all obligations under any Swap Contract between any Loan Party and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between any Loan Party and any Lender or Affiliate of a Lender.

“Off-Balance Sheet Liabilities” means, with respect to any Person as of any date of determination thereof, without duplication and to the extent not included as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP: (a) with respect to any asset securitization transaction (including any accounts receivable purchase facility) (i) the unrecovered investment of purchasers or transferees of assets so transferred, and (ii) any other payment, recourse, repurchase, hold harmless, indemnity or similar obligation of such Person or any of its Subsidiaries in respect of assets transferred or payments made in respect thereof, other than limited recourse provisions that are customary for transactions of such type and that neither (x) have the effect of limiting the loss or credit risk of such purchasers or transferees with respect to payment or performance by the obligors of the assets so transferred nor (y) impair the characterization of the transaction as a true sale under applicable Laws (including Debtor Relief Laws); (b) the monetary obligations under any financing lease or so-called “synthetic,” tax retention or off-balance sheet lease transaction which, upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness; or (c) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person and its Subsidiaries; or (d) any other monetary obligation arising with respect to any other transaction which (i) upon the application of any Debtor Relief Law to such Person or any of its Subsidiaries, would be characterized as indebtedness or (ii) is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person and its Subsidiaries (for purposes of this clause (d), any transaction structured to provide tax deductibility as interest expense of any dividend, coupon or other periodic payment will be deemed to be the functional equivalent of a borrowing).

“Operating Lease” means any lease of real or personal property that is not a Capital Lease.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Participant” has the meaning specified in Section 11.06(d).

“Partnerships” means Subsidiaries that are partnerships.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Liens” means those Liens permitted by Section 8.01.

“Permitted Loans” means (a) loans by the Borrower or any Guarantor to any Guarantor, (b) loans by the Borrower or any Guarantor to any partners of the Partnerships, any franchisees of Sonic Industries, Inc., any advertising cooperatives in which the Borrower or its franchisees are members, or any other Person (other than any Guarantor), in an aggregate amount not to exceed $20,000,000 at any time outstanding, and (c) loans by any Guarantor to the Borrower or any other Guarantor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Pledge Agreement” means the pledge agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties.

“Pro Rata Share” means, with respect to each Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Commitments at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof, and (b) with respect to such Lender’s outstanding Term Loan at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Term Loan held by such Lender at such time and the denominator of which is the aggregate principal amount of the Term Loan at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01, in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, or in any amendment of this Agreement, as applicable.

“Public Lender” has the meaning specified in Section 7.02.

“Quarterly Date” means the last Business Day of each March, June, September and December during the term of this Agreement.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction other than a purchase.

“Redeemable Stock” means any Capital Stock of the Borrower or any of its Subsidiaries which prior to the Revolving Loan Maturity Date is (a) mandatorily redeemable, (b) redeemable at the option of the holder thereof or (c) convertible into Indebtedness of the Borrower or any Subsidiary of the Borrower.

“Register” has the meaning set forth in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Repurchase” means the repurchase by the Borrower of a portion of its outstanding common stock, as described in the Tender Offer Documents in an aggregate amount not to exceed $560 million.

“Request for Credit Extension” means (a) with respect to a Borrowing or a conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of (a) the Revolving Commitments and the outstanding Term Loan or (b) if the Revolving Commitments have been terminated, the outstanding Loans, L/C Obligations, Swing Line Loans and participations therein. The Revolving Commitments of, and the outstanding Term Loan held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any Loan Party or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), or any setting apart of funds or property for any of the foregoing.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Loan Maturity Date” means September 14, 2011.

“Revolving Note” has the meaning specified in Section 2.11(a).

“Sale and Leaseback Transaction” means any transaction providing for the leasing by any Person to Borrower or any of its Subsidiaries of any property which has been or is to be sold or transferred by

Borrower or any of its Subsidiaries to such Person or to any Person in exchange for funds which have been or are to be advanced by such Person on the security of such property.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties.

“Solvent” means, with respect to any Person, as of any date of determination, that the fair value of the assets of such Person (at fair valuation) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date, that the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the probable liability of such Person on its debts as such debts become absolute and matured, and that, as of such date, such Person will be able to pay all liabilities of such Person as such liabilities mature and such Person does not have unreasonably small capital with which to carry on its business. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability discounted to present value at rates believed to be reasonable by such Person.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” has the meaning specified in Section 2.11(a).

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Syndication Agent” means Lehman Commercial Paper Inc. in its capacity as syndication agent under any of the loan documents, or any successor syndication agent.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” has the meaning set forth in Section 3.01(a).

“Tender Offer Documents” means the Offer to Purchase of the Borrower dated August 15, 2006 and the related Tender Offer Statement and all attachments and exhibits thereto.

“Term Loan” has the meaning specified in Section 2.01(b).

“Term Loan Availability Period” means, with respect to the Term Loan Commitments, the period from and including the Effective Date to the earlier of (a)(i) September 29, 2006 or (ii) if the Borrower extends the Repurchase in accordance with applicable law and notifies the Administrative Agent of such extension on or before September 26, 2006, October 13, 2006 and (b) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02 or pursuant to any other term or provision of this Agreement or any other Loan Document.

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is SIX HUNDRED SEVENTY-FIVE MILLION DOLLARS ($675,000,000).

“Term Loan Maturity Date” means September 14, 2013.

“Term Note” has the meaning specified in Section 2.11(a).

“Total Assets” means, at any time, the total assets of the Borrower and its Subsidiaries on a consolidated basis as of such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Treasury Stock Purchase” means any purchase, redemption, retirement, defeasance or other acquisition (including any sinking fund or similar deposit for such purpose) by the Borrower or any Subsidiary of its Capital Stock or any warrants, rights or options to acquire such Capital Stock.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Voting Stock” of any Person means Capital Stock of any class or classes having ordinary voting power for the election of at least a majority of the members of the board of directors, managing general partners or the equivalent governing body of such Person, irrespective of whether, at the time, Capital Stock of any other class or classes or such entity shall have or might have voting power by reason of the happening of any contingency.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) For purposes of computing the Leverage Ratio (and any financial calculations required to be made or included within the Leverage Ratio) as of the end of any fiscal quarter of a fiscal year, all components of the Leverage Ratio for the four fiscal quarter period ending at the end of such fiscal quarter shall include, without duplication, such components of the Leverage Ratio attributable to any business or assets that have been acquired by the Borrower or any of its Subsidiaries after the first day of such four fiscal quarter period and prior to the end of such period and shall exclude, without duplication, such components of the Leverage Ratio attributable to any business or assets Disposed of by the Borrower or any of its Subsidiaries after the first day of such four fiscal quarter period and prior to the end of such period, as determined in good faith by the Borrower on a pro forma basis for such period as if such acquisition or Disposition had occurred on the first day of such period.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to central time (daylight or standard, as applicable).

1.07 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

THE COMMITMENT AND CREDIT EXTENSIONS

2.01 Revolving Loans and Term Loan.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars in two advances on any Business Day during the Term Loan Availability Period in an aggregate amount not to exceed such Lender’s Term Loan Commitment. It is understood and agreed that the first advance of the Term Loan shall be used by the Borrower on the Effective Date to refinance existing Indebtedness and pay transaction costs related to this Agreement, and the second advance of the Term Loan will be used to consummate the Repurchase. Amounts repaid or prepaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c)

and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written), shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice, or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of its Pro Rata Share of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m., on the Business Day specified in the Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than (i) eight Interest Periods in effect with respect to all Revolving Loans and (ii) two Interest Periods in effect with respect to the Term Loan.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders with a Revolving Commitment set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and its Subsidiaries; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Outstanding Amount of all L/C Obligations and Loans would exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Revolving Commitment, or (z) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date;

(D) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer; or

(E) such Letter of Credit is to be denominated in a currency other than Dollars.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender with a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender with a Revolving Commitment of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender with a Revolving Commitment (including the Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender with a Revolving Commitment that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the L/C Issuer.

(v) The obligation of each Lender with a Revolving Commitment to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender with a Revolving Commitment fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender with a Revolving Commitment shall pay to the Administrative Agent for the account of the L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender with a Revolving Commitment, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender with a Revolving Commitment and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.02(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit unless the L/C Issuer is prevented or prohibited from so paying as a result of any order or directive of any court or other Governmental Authority. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an

L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts with the Administrative Agent.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Such Letter of Credit Fees shall be (x) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (y) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the actual daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit) and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Swing Line Lender in its capacity as a Lender of Revolving Loans, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender with a Revolving Commitment shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $250,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article V is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Lender with a Revolving Commitment make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender with a Revolving Commitment shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders with a Revolving Commitment fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) The obligation of each Lender with a Revolving Commitment to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 5.02. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender with a Revolving Commitment shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) Voluntary Prepayments.

(i) Revolving Loans and Term Loan. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $500,000 in excess thereof (or, in each case if less, the entire principal amount thereof then outstanding) and (D) any prepayment of the Term Loan shall be applied ratably to the remaining principal amortization payments. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

(ii) Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $250,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory Prepayments of Loans.

(i) Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or the Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and the Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii) Dispositions. Promptly (and in any event within three Business Days) upon receipt by the Borrower and/or its Subsidiaries of Net Proceeds in excess of $5,000,000 in the aggregate in any fiscal year from Dispositions not permitted by Section 8.05(a) through (f), the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Proceeds of all such Dispositions to the extent any such Net Proceeds are not reinvested in Eligible Assets within 180 days of the date of such Disposition. Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (vi) below.

(iii) Extraordinary Receipts. Promptly (and in any event, within three Business Days) upon receipt by the Borrower and/or its Subsidiaries of the Net Proceeds from Extraordinary Receipts in excess of $5,000,000 in the aggregate in any fiscal year, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Proceeds (such prepayment to be applied as set forth in clause (vi) below). Notwithstanding the foregoing, with respect to any Net Proceeds constituting insurance proceeds or condemnation proceeds received by the Borrower or any Subsidiary due to any Involuntary Disposition, the Borrower or such Subsidiary shall have 180 days from the date of any such Involuntary Disposition to use such Net Proceeds to replace, restore or repair the applicable property. If such Net Cash Proceeds are not used to replace, restore or repair the applicable property within 180 days of such Involuntary Disposition, such Net Proceeds shall be used by the Borrower to prepay the Loans and/or Cash Collateralize the L/C Obligations to the extent required by the preceding sentence.

(iv) Debt Issuances. Immediately upon receipt by the Borrower or any Subsidiary of the Net Proceeds of any Debt Issuance, the Borrower shall prepay the Loans and/or Cash

Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Proceeds (such prepayment to be applied as set forth in clause (vi) below).

(v) Excess Cash Flow. Commencing with the fiscal year ending August 31, 2007 and for each fiscal year ending thereafter, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations on the Business Day following the date for delivery of the annual Compliance Certificate for such fiscal year in an aggregate amount equal to (A) 50% of Excess Cash Flow for such prior fiscal year if the Leverage Ratio as of the last day of such fiscal year is greater than or equal to 3.50 to 1.0, (B) 25% of Excess Cash Flow for such prior fiscal year if the Leverage Ratio as of the last day of such fiscal year is greater than or equal to 2.5 to 1.0 but less than 3.50 to 1.0, and (C) 0% of Excess Cash Flow for such prior fiscal year if the Leverage Ratio as of the last day of such fiscal year is less than 2.5 to 1.0 (such prepayment to be applied as set forth in clause (vi) below).

(vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied first to the Term Loan (ratably to the remaining principal amortization payments), then (after the Term Loan has been paid in full) to the Revolving Loans and then (after all Revolving Loans have been repaid) to Cash Collateralize L/C Obligations (without a corresponding permanent reduction in the Aggregate Revolving Commitments). Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Pro Rata Shares.

2.06 Termination or Reduction of Aggregate Revolving Commitments.

(a) Optional Reductions. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments to an amount not less than the Outstanding Amount of Revolving Loans, Swing Line Loans and L/C Obligations; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $2,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess.

(b) Mandatory Reductions. The Term Loan Commitments shall automatically terminate in whole upon the earlier to occur of (i) the second drawing thereunder and (ii) the end of the Term Loan Availability Period.

(c) Notice. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit. Once reduced in accordance with this Section, the Aggregate Revolving Commitments may not be increased. Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Pro Rata Share of such reduction amount. All commitment fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Loans.

(a) Revolving Loans. The Borrower shall repay to the Lenders, on the Revolving Loan Maturity Date, the aggregate principal amount of all Revolving Loans outstanding on such date.

(b) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date within one (1) Business Day of demand therefor by the Swing Line Lender and (ii) the Revolving Loan Maturity Date.

(c) Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05), unless accelerated sooner pursuant to Section 9.02:

Payment Dates	Principal Amortization Amount
December 31, 2006	$1,687,500.00
March 31, 2007	$1,687,500.00
June 30, 2007	$1,687,500.00
September 30, 2007	$1,687,500.00
December 31, 2007	$1,687,500.00
March 31, 2008	$1,687,500.00
June 30, 2008	$1,687,500.00
September 30, 2008	$1,687,500.00
December 31, 2008	$1,687,500.00
March 31, 2009	$1,687,500.00
June 30, 2009	$1,687,500.00
September 30, 2009	$1,687,500.00
December 31, 2009	$1,687,500.00
March 31, 2010	$1,687,500.00
June 30, 2010	$1,687,500.00
September 30, 2010	$1,687,500.00
December 31, 2010	$1,687,500.00
March 31, 2011	$1,687,500.00
June 30, 2011	$1,687,500.00
September 30, 2011	$1,687,500.00
December 31, 2011	$1,687,500.00
March 31, 2012	$1,687,500.00
June 30, 2012	$1,687,500.00
September 30, 2012	$1,687,500.00
December 31, 2012	$1,687,500.00
March 31, 2013	$1,687,500.00
June 30, 2013	$1,687,500.00
Term Loan Maturity Date	Outstanding principal balance of Term Loan

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(b) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee (“Commitment Fee”) equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each Quarterly Date, commencing with the first Quarterly Date to occur after the Effective Date, and on the Revolving Loan Maturity Date. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b) Other Fees.

(i) The Borrower shall pay to the Administrative Agent for its own accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit C (a “Revolving Note”), (ii) in the case of Swing Line Loans, be in the form of Exhibit D (a “Swing Line Note”) and (iii) in the case of the Term Loan, be in the form of Exhibit E (a “Term Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. The Borrower authorizes the Administrative Agent to charge the account of the Borrower maintained with Bank of America for each payment of principal, interest and fees as it becomes due hereunder. Subject to the definition of “Interest Period”, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of any Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s Pro Rata Share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 Increase in Revolving Commitments.

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time, request an increase in the Aggregate Revolving Commitments by an amount (for all such requests) not exceeding $50,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, and (ii) the Borrower may make a maximum of two such requests. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender with a Revolving Commitment of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the L/C Issuer (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Aggregate Revolving Commitments are increased in accordance with this Section 2.14, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders with a Revolving Commitment of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01, and (B) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Pro Rata Shares arising from any nonratable increase in the Revolving Commitments under this Section 2.14.

(f) Conflicting Provisions. This Section 2.14 shall supersede any provisions in Sections 2.13 or 11.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its net income, franchise taxes, branch taxes, taxes on doing business or taxes measured by or imposed upon the overall capital or net worth of any Lender or its applicable lending office, or any branch or affiliate thereof, in each case imposed: (i) by the jurisdiction under the laws of which the Administrative Agent, or such Lender, applicable lending office, branch or affiliate is organized or is located, or in which the principal executive office of the Administrative Agent or any Lender is located or any nation within which such jurisdiction is located or any political subdivision thereof; or (ii) by reason of any present or former connection between the jurisdiction imposing such tax and the Administrative Agent or such Lender, applicable lending office, branch or affiliate other than a connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligation under, or received payment under or enforced this Agreement and/or a Note (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed; provided, however, that in computing such additional amount, the amount of any “tax benefit” realized by the Administrative Agent or the relevant Lender as a result of the payment or accrual of the Taxes and/or Other Taxes that give rise to the obligation to pay such additional amount shall be taken into account. For purposes of this Agreement, (x) the term “tax benefit” shall mean any reduction in the tax liability( including, without limitation, net income, franchise and/or branch profits tax liability) of the Administrative Agent or the relevant Lender, as the case may be, that results, whether by way of deduction, credit or refund, from the payment or accrual of such Taxes or Other Taxes by such parties and (y) any and all such “tax benefits” shall be deemed to have been realized by the relevant party in the taxable year in which such Taxes or Other Taxes are paid or accrued for the relevant tax purposes. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender, (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Lender or the Administrative Agent makes a demand therefor. Notwithstanding the foregoing, however, the Borrower shall not indemnify or be responsible to the

Administrative Agent or a Lender for any claims of the Administrative Agent or any Lender under this Section 3.01 to the extent that a court having jurisdiction shall have determined by a final non-appealable judgment that any such claim shall have arisen out of or resulted from actions taken or actions omitted to be taken by the Administrative Agent or such Lender that constitute gross negligence or willful misconduct of the Administrative Agent or such Lender.

(e) If a Lender or the Administrative Agent, as the case may be, determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes which have been paid or indemnified by the Borrower or with respect to which the Borrower has paid an additional amount pursuant to this Section 3.01, it shall within thirty (30) days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or the Administrative Agent (as the case may be) and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of the applicable Lender or the Administrative Agent (as the case may be), agrees to repay the amount paid over to the Borrower (plus penalties, interest and other charges and any reasonable costs and expenses paid or payable by such Lender or the Administrative Agent (as the case may be) in connection therewith) to such Lender or the Administrative Agent (as the case may be) in the event such Lender or the Administrative Agent (as the case may be) is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

(f) Any Lender or the Administrative Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender or the Administrative Agent, be otherwise materially disadvantageous to such Lender or the Administrative Agent.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements contemplated by Section 3.04(c)), then such Lender may notify the Borrower (with a copy of such demand to the Administrative Agent) of such fact.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then such Lender may notify the Borrower (with a copy of such demand to the Administrative Agent) of such fact.

(c) If notice is given to the Borrower pursuant to clauses (a) or (b) of this Section 3.04 by any Lender, to the extent that the costs of such condition, requirement or increased capital requirements are not reflected in the Base Rate or Eurodollar Rate, as the case may be, the Borrower and such Lender shall thereafter attempt to negotiate an adjustment to the compensation payable hereunder which will adequately compensate such Lender in light of these circumstances. If the Borrower and such Lender are unable to agree to such adjustment within forty-five (45) days of the day on which the Borrower receives such notice, then commencing on the effective date of any such change, the fees payable by the Borrower hereunder shall increase by an amount which will, in such Lender’s reasonable determination, provide adequate compensation. In the event that an such Lender increases the fees payable under this Agreement as a result of circumstances described in this Section 3.04, and the Borrower has not approved such increase, then the Borrower may prepay all of its Obligations to such Lender hereunder, in accordance with the provisions of Section 2.05, provided that the Borrower shall be required to pay any amounts due under this Section 3.04 which accrue through the date of payment and Section 3.05 as a result of such prepayment. In making any determinations contemplated by this Section 3.04, any Lender may make such reasonable estimates, assumptions, allocations and the like that such Lender in good faith determines to be appropriate, but the Lender’s selection thereof in accordance with this Section 3.04, and the determinations made by the Lender on the basis thereof, shall be final, binding and conclusive upon the

Borrower, except, in the case of such determinations, for manifest errors in computation or transmission. Each Lender shall (i) furnish to the Borrower upon request a certificate outlining in reasonable detail the computation of any amounts claimed by it under this Section 3.04 and (ii) take any reasonable actions available to it consistent with its internal policy and legal and regulatory restriction (including the designation of a different Lending Office) that will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender.

(d) The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.15;

excluding any loss of anticipated profits, but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. Such compensation may include, without limitation, an amount equal to the excess, if any of (a) the amount of interest which would have accrued on the amount so paid, prepaid or converted or not borrowed, converted or prepaid for the Interest Period from the date of such payment, prepayment or conversion or failure to borrow, convert or prepay to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or prepay, the Interest Period for such Loan which would have commenced on the date of such failure to borrow, convert or prepay) at the applicable rate of interest for such Loan provided for herein (excluding, however, the Applicable Rate) over (b) the amount of interest (as reasonably determined by the Administrative Agent in connection with such Lender) such Lender would have paid on such matching Eurodollar deposits or other borrowings.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 11.15.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or a Treasury Management Agreement with a Loan Party, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any law, regulation, decree or order of jurisdiction or any other event affecting any term of the Obligations or any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such

Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each dated the Closing Date or the Effective Date, as applicable (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent, its legal counsel and each of the Lenders:

(i) executed counterparts of this Agreement and the other Loan Documents, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender;

(ii) resolutions of the Board of Directors of the Borrower and each Corporate Guarantor, certified by the Secretary or an Assistant Secretary of such Person which authorize the execution, delivery, and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to be a party;

(iii) a certificate of incumbency certified by the Secretary or an Assistant Secretary of the Borrower and each Corporate Guarantor, respectively, certifying the names of the officers of such Person authorized to sign this Agreement and each of the other Loan Documents to which such Person is or is to be a party (including the certificates contemplated herein) together with specimen signatures of such officers;

(iv) the certificate of incorporation of the Borrower and each Corporate Guarantor, certified by the Secretary of State of the state of its incorporation;

(v) bylaws of the Borrower and each Corporate Guarantor, certified by the Secretary or an Assistant Secretary of such Person;

(vi) (A) certificates of the appropriate governmental officials of the respective states of incorporation of the Borrower and each Corporate Guarantor, as to the existence and good standing of such Persons, and (B) with respect to the Borrower, Sonic Restaurants, Inc., Sonic Service Corp. and Sonic Industries Inc. only, certificates of the appropriate governmental officials of each state where the nature of such Person’s business in such state makes qualification to do business necessary and where failure to so qualify would have a Material Adverse Effect, as to the qualification and good standing of such Person in such states;

(vii) appropriate Organizational Documents and agreements relating to America’s Drive-In Trust, as the Administrative Agent may request, all certified to the satisfaction of the Administrative Agent;

(viii) a certificate of an authorized officer of Sonic Restaurants, Inc., certifying that (A) each of the Partnerships has been duly formed and is validly existing, (B) the Partnerships have the power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents to which any Partnership is a party, and (C) Sonic Restaurants, Inc. has the power and authority to execute and deliver this Agreement and each of the other Loan Documents to which any Partnership is a party on behalf of the Partnerships, as the managing general partner of each of the Partnerships, and to thereby bind the Partnerships;

(ix) a certificate of an authorized officer of Sonic Restaurants, Inc., certifying that (A) each of the LLCs has been duly formed and is validly existing, (B) the LLCs have the power and authority to execute, deliver and perform this Agreement and each of the other Loan Documents to which any LLC is a party and (C) Sonic Restaurants, Inc. has the power and authority to execute and deliver this Agreement and each of the other Loan Documents to which any LLC is a party on behalf of the LLCs, as the manager of each of the LLCs, and to thereby bind the LLCs;

(x) favorable opinions of general counsel of the Loan Parties and legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender in form and substance customary for financings of this type and otherwise reasonably satisfactory to the Administrative Agent;

(xi) searches of Uniform Commercial Code filings in the jurisdiction of formation of the Borrower and each Corporate Guarantor and copies of the financing statements on file in such jurisdictions;

(xii) searches of ownership of, and Liens on, intellectual property of the Borrower and each Corporate Guarantor in the appropriate governmental offices;

(xiii) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Administrative Agent’s sole discretion, to perfect the Administrative Agent’s security interest in the intellectual property of the Loan Parties;

(xiv) all certificates evidencing any certificated Capital Stock pledged to the Administrative Agent pursuant to the Pledge Agreement, together with duly executed in blank and undated stock powers attached thereto;

(xv) evidence that the Existing Credit Agreement has been or concurrently with the Effective Date will be terminated;

(xvi) certified copies of the Tender Offer Documents (including all schedules and exhibits thereto) duly executed by the parties thereto and in form and substance satisfactory to the Lenders, together with all agreements instruments and other documents delivered therewith as the Administrative Agent may request;

(xvii) all other Loan Documents to be delivered on the Closing Date duly executed and completed, dated the Closing Date, and enforceable against the Loan Parties thereto; and

(xviii) such other assurances, certificates, documents, reports, consents or opinions as the Administrative Agent, the L/C Issuer or the Required Lenders reasonably may require.

(b) Any fees required to be paid on or before the Effective Date shall have been paid, and all Fee Letters shall be in full force and effect.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Effective Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) There shall not have occurred an event or circumstance since August 31, 2005 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

(e) There shall not have occurred any action, suit, investigation or proceeding pending or, to the knowledge of the Borrower, threatened in any court or before any Governmental Authority that purports to materially and adversely affect the Borrower or its Subsidiaries.

5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of the Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01;

(b) No Default shall exist, or would result from such proposed Credit Extension;

(c) The aggregate Outstanding Amount of all Revolving Loans, Swing Line Loans and L/C Obligations under this Agreement shall not exceed the Aggregate Revolving Commitments;

(d) The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof; and

(e) Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of the Loans to the other Type, or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Furthermore, the obligation of each Lender to fund its portion of the second advance of the Term Loan hereunder will be subject to the condition precedent that the Repurchase shall have been consummated in its entirety simultaneously with the second advance of the Term Loan on terms and conditions consistent with those described in the Tender Offer Documents and in compliance with applicable law and regulatory approvals.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power; Compliance with Laws. The Borrower and each of its Subsidiaries (a) is a corporation, partnership, limited liability company or business trust duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, franchises, permits, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Sonic Restaurants, Inc. is the managing general partner of each of the Partnerships (other than the Partnerships described on Schedule 6.01(a)) and owns at least a majority of the partnership interests in each of such Partnerships. Sonic Restaurants, Inc. is the managing member of the LLCs (other than the LLCs described on Schedule 6.01(b)) and owns at least a majority of the interest in each of such LLCs. America’s Drive-In Corp. is the managing general partner of each of the Partnerships described on Schedule 6.01(a) and owns at least a majority of the partnership interests in each of such Partnerships. America’s Drive-In Corp. is the managing member of the LLCs described on Schedule 6.01(b) and owns at least a majority of the interests in each of such LLCs.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except in each case referred to in clause (b) or (c), to the extent that such violation could not reasonably be expected to have a Material Adverse Effect. The Repurchase will be consummated in its entirety simultaneously with the second advance of the Term Loan hereunder in accordance with the Tender Offer Documents and applicable law.

6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject as to enforcement to any Debtor Relief Laws and to general equitable principles.

6.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated financial statements of the Borrower and its Subsidiaries dated May 31, 2006, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end and audit adjustments.

(c) Except as referred to or reflected in the financial statements referred to in clauses (a) and (b) above, neither the Borrower nor any of its Subsidiaries has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments that are material with respect to the Borrower or any Subsidiary.

(d) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(e) There are no Off-Balance Sheet Liabilities.

6.06 Litigation. There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

6.07 No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and indefeasible title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Matters. Except as disclosed on Schedule 6.09, (a) the Borrower and each Subsidiary is, and the operations conducted on all of its real property are, in compliance with all Environmental Laws applicable to it or its property, except where noncompliance will not have a Material Adverse Effect, (b) neither Borrower nor any Subsidiary has received any summons, complaint, order, notification, citation, or other similar notice that it or the operations conducted or the relief, disposal, or storage of Hazardous Materials on any of its real property is not in compliance with, or that any Governmental Authority is investigating its compliance with, Environmental Laws, or that it has not obtained any required permit, registration, license or similar evidence of authorization, in each case that could individually or in the aggregate be reasonably expected to have a Material Adverse Effect, (c) the Borrower is not otherwise aware of any contingent liability with respect to its, any Subsidiary’s, or any property’s noncompliance with Environmental Laws or its generation, handling, use, storage or disposal of Hazardous Materials, except any such contingent liabilities which individually or in the aggregate will not have a Material Adverse Effect, (d) there are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower or any Subsidiary that could reasonably be expected to give rise to any Environmental Liabilities of the Borrower or any Subsidiary, except any such Environmental Liabilities which individually or in the aggregate will not have a Material Adverse Effect, and (e) no Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or any Subsidiary that could individually or in the aggregate be reasonably expected to have a Material Adverse Effect.

6.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates. The insurance coverage of the Loan Parties and their Subsidiaries as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11 Taxes. The Borrower and its Subsidiaries have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect, and there are no items that would give rise to a substantial understatement penalty for the Borrower or any Subsidiary. There are no tax agreements among any of the Borrower and its Subsidiaries.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws, except to the extent that the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.13 Subsidiaries.

(a) As of the Closing Date, Schedule 6.13 contains complete and correct lists of (i) the Borrower’s Subsidiaries (including all of the Guarantors), showing, as to each Subsidiary, the correct legal name thereof and the jurisdiction of its organization, and (ii) the tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. Schedule 6.13 also contains the correct legal name, jurisdiction of organization, tax payer identification number and organization identification number of the Borrower as of the Closing Date.

(b) All of the outstanding shares of Capital Stock of each Subsidiary shown on Schedule 6.13 as being owned by the Borrower and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Borrower or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 6.13). None of the Borrower or any Subsidiary has issued any Redeemable Stock.

(c) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 6.13 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Borrower or any of its Subsidiaries that owns outstanding shares of Capital Stock of such Subsidiary.

6.14 Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 8.01 or Section 8.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 9.01(e) will be margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time.

6.16 Compliance with Laws. Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17 Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. Set forth on Schedule 6.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.18 Businesses. The Borrower is presently engaged directly or through its Subsidiaries and franchisees in the business of operating and franchising a chain of drive-in restaurants.

6.19 Common Enterprise. The Borrower and its Subsidiaries are engaged in the businesses set forth in Section 6.18 as of the Closing Date, as well as in certain other businesses. These operations require financing on a basis such that the credit supplied can be made available from time to time to the Borrower and various of its Subsidiaries, as required for the continued successful operation of the Borrower and its Subsidiaries as a whole. The Borrower has requested the Lenders to make credit available hereunder primarily for the purposes set forth in Section 7.11 and generally for the purposes of financing the operations of the Borrower and its Subsidiaries. The Borrower and each of its Subsidiaries expects to derive benefit (and the Board of Directors of the Borrower and each of its Subsidiaries has determined that such Subsidiary may reasonably be expected to derive benefit), directly or indirectly, from a portion of the credit extended by the Lenders hereunder, both in its separate capacity and as a member of the group of companies, since the successful operation and condition of the Borrower and each of its Subsidiaries is dependent on the continued successful performance of the functions of the group as a whole. The Borrower acknowledges that, but for the agreement by each of the Guarantors to execute and deliver the Guaranty contained in Article IV, the Administrative Agent and the Lenders would not have made available the credit facilities established hereby on the terms set forth herein.

6.20 Solvent. The Borrower is, and the Borrower and its Subsidiaries are on a consolidated basis, Solvent.

ARTICLE VII

AFFIRMATIVE COVENANTS

From the Effective Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall, and shall cause each Subsidiary to:

7.01 Financial Statements. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) Upon the earlier of the date that is 90 days after the end of each fiscal year of the Borrower or the date such information is filed with the SEC, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited (with respect to such consolidated financial statements) and accompanied by (i) a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (ii) to the extent available, an opinion of such accounting firm independently assessing the Borrower’s internal controls over financial reporting in accordance with Item 308 of SEC Regulation S-K, PCAOB

Auditing Standard No. 2, and Section 404 of Sarbanes-Oxley expressing a conclusion that contains no statement that there is a material weakness in such internal controls.

(b) Upon the earlier of the date that is 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower or the date such information is filed with the SEC, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end and audit adjustments and the absence of footnotes.

(c) As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower containing information regarding (i) the amount of all Dispositions not permitted by Section 8.05(a) through (f) that exceed $5,000,000 in the aggregate in any fiscal year, (ii) Extraordinary Receipts that exceed $5,000,000 in the aggregate in any fiscal year and (iii) Debt Issuances, in each case that occurred during the period covered by such financial statements, in form and detail reasonably acceptable to the Administrative Agent;

(c) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e) as soon as available, and in any event within 60 days after the beginning of each fiscal year of the Borrower, a copy of the an annual business plan and budget of the Borrower and its Subsidiaries containing, among other things, pro forma financial statements for such fiscal year, in form and substance satisfactory to the Administrative Agent;

(f) promptly, and in any event within five days after the date on which the aggregate amount of any and all Guarantees by the Borrower or any of its Subsidiaries exceeds $500,000, written notice stating such fact and the nature of such Guarantee;

(g) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary (individually, without limitation, consolidating financial statements of the Borrower and its Subsidiaries), or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(h) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a certificate of a Responsible Officer of the Borrower (i) listing (A) all applications, if any, for Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), (B) all issuances of registrations or letters on existing applications for Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (C) all Trademark Licenses, Copyright Licenses and Patent Licenses (each such term as defined in the Security Agreement) entered into since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), and (ii) attaching the insurance binder or other evidence of insurance for any insurance coverage of any Loan Party or any Subsidiary that was renewed, replaced or modified during the period covered by such financial statements; and

(i) concurrently with or prior to with the delivery of the financial statements referred to in Sections 7.01(a) and (b), (i) a certificate of a Responsible Officer of the Borrower listing each new Subsidiary acquired or formed since the date of the prior certificate (or, in the case of the first such certificate, the Closing Date), which certificate shall include for each such Subsidiary (A) jurisdiction of formation, (B) number of shares of each class of Equity Interests outstanding, (C) number and percentage of outstanding shares of each class owned (directly or indirectly) by the Borrower or any Subsidiary and (D) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto and (ii) cause each Domestic Subsidiary that has been acquired or formed since the the date of the prior certificate (or, in the case of the first such certificate, the Closing Date) to (A) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (B) deliver to the Administrative Agent documents of the types referred to in Sections 5.01(a)(ii) through (ix) and (a)(xiii) and (a)(xiv), as applicable, and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or BAS will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, BAS, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and BAS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

7.03 Notices. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including without limitation (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

(e) of any attempt by any Person to initiate collection proceedings, for past due amounts through appropriate court proceeding, or enforce any account payable owed to such Person by the Borrower or any Subsidiary in excess of $5,000,000 individually or in the aggregate.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property, unless any of the foregoing are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, (after giving effect to any self-insurance compatible with industry standards) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

7.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

7.10 Inspection Rights. Permit representatives of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives) may do any of the foregoing at any time during normal business hours and without advance notice.

7.11 Use of Proceeds. Use the proceeds of the Credit Extensions (a) to repay all amounts owed under the Existing Credit Agreement and other existing indebtedness, (b) for the Repurchase and other Treasury Stock Purchases permitted hereunder, (c) for Acquisitions permitted hereunder, (d) to finance working capital and capital expenditures, and (e) for general corporate purposes not in contravention of any Law or of any Loan Document.

7.12 Pledged Assets.

(a) Capital Stock. Cause (a) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary and (b) 66% (or such greater percentage that, due to a change in an applicable Law after the date hereof, (1) could not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for United States federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent and (2) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each First Tier Foreign Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents, together with opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) Other Property. (i) Cause all of its owned personal property to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (ii) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, appropriate UCC-1 financing statements, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 5.01(a)(ii) through (ix) and (a)(xiii) and (a)(xiv), all in form, content and scope reasonably satisfactory to the Administrative Agent.

ARTICLE VIII

NEGATIVE COVENANTS

From the Effective Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

8.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(a);

(c) Liens consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

(e) statutory Liens of landlords, mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens for which no filing or perfection has been made and which secure obligations that (i) are not yet due and are incurred in the ordinary course of business or (ii) are being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established;

(f) Liens resulting from good faith deposits to secure payments of workers’ compensation, unemployment insurance or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, or contracts (other than for payment of Debt), or leases made in the ordinary course of business;

(g) Liens securing Indebtedness permitted by Section 8.03(f) or (g), provided, that (i) such Liens do not encumber any property other than the property for which such Indebtedness was incurred and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(h) other Liens securing Indebtedness or other obligations permitted hereunder in an aggregate outstanding amount not exceeding $5,000,000 at any time.

8.02 Investments. Make any Investments, except:

(a) Investments in Capital Stock of the Subsidiaries existing on the Closing Date;

(b) Investments specified in Section II B of the Borrower’s Investment Policy, and which are made in compliance with the other requirements set forth in the Borrower’s Investment Policy;

(c) Permitted Loans;

(d) Guaranty Obligations permitted by Section 8.03;

(e) Investments consisting of Capital Stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) pursuant to an out-of-court workout with any obligor or from bankrupt obligors;

(f) Investments as a result of Acquisitions of the businesses of any franchisees (whether through the acquisition of Capital Stock or otherwise), if each of the following conditions has been satisfied: (i) immediately before and after giving effect to such Acquisition, no Default shall have occurred and be continuing, (ii) in the case of an Acquisition of Capital Stock of any franchisee, such Acquisition shall not be opposed by the board of directors (or similar governing body) of the franchisee being acquired, (iii) the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Borrower and its Subsidiaries are engaged on the Closing Date, and (iv) the aggregate Acquisition Consideration for all such Acquisitions shall not exceed (A) $60,000,000 in any fiscal year and (B) $150,000,000 during the term of this Agreement; and

(g) Investments existing as of the Closing Date and set forth on Schedule 8.02.

8.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or obligations under Operating Leases, except:

(a) Indebtedness, other than that permitted by subsections (b) through (h) below, outstanding on the Closing Date and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing plus an amount equal to any existing commitments unutilized thereunder;

(b) Indebtedness under the Loan Documents;

(c) Guaranty Obligations of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) obligations under Operating Leases, provided immediately before and immediately after the incurrence of any such obligations, no Default exists or would result therefrom;

(f) (i) Indebtedness in respect of Capital Leases existing on the Closing Date and (ii) Indebtedness in respect of Capital Leases assumed by the Borrower or any Subsidiary pursuant to an Acquisition of a franchisee business permitted by Section 8.02(f), provided that the total of all such assumed Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $100,000,000 at any one time outstanding;

(g) purchase money Indebtedness (including obligations in respect of Capital Leases) of the Borrower or any of its Subsidiaries hereafter incurred by the Borrower or any of its Subsidiaries to finance the purchase of fixed or capital assets, and renewals, refinancings and extensions thereof, provided that (i) the total of all such Indebtedness for all such Persons taken together shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing;

(h) other unsecured Indebtedness in an aggregate principal amount at any time outstanding not to exceed $25,000,000; and

(i) other Guaranty Obligations of the Borrower or any Subsidiary not to exceed $15,000,000 in aggregate amount at any time.

8.04 Merger, Consolidation, Etc. Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom, (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Guarantor is merging with another Subsidiary, the

Guarantor shall be the continuing or surviving Person, (b) Partnerships may be dissolved in connection with the closing and re-establishing of restaurants of such Partnerships, and (c) LLCs may be dissolved in connection with the closing and re-establishing of restaurants of such LLCs.

8.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property or property not useful in the Borrower’s business, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of property by any Subsidiary to the Borrower or to a Corporate Guarantor;

(d) Dispositions permitted by Section 8.04;

(e) (i) Sonic Restaurants, Inc. may make Dispositions of partnership interests in the Partnerships in which Sonic Restaurants, Inc. is a general partner so long as Sonic Restaurants, Inc. at all times owns at least a majority of the partnership interests in each of such Partnerships, and (ii) America’s Drive-In Corp. may make Dispositions of partnership interests in the Partnerships for which America’s Drive-In Corp. is a general partner so long as America’s Drive-In Corp. at all times owns at least a majority of the partnership interest in each of such Partnerships;

(f) (i) Sonic Restaurants, Inc. may make Dispositions of interests in the LLCs in which Sonic Restaurants, Inc. is a member so long as Sonic Restaurants, Inc. at all times owns a majority of the interests in each of such LLCs, and (ii) America’s Drive-In Corp. may make Dispositions of interests in the LLCs in which America’s Drive-In Corp. is a member so long as America’s Drive-In Corp. at all times owns a majority of the interests in each of such LLCs; and

(g) Dispositions not otherwise permitted pursuant to clauses (a) through (f) above, provided that (i) no Default shall exist prior to and after giving effect to any such Disposition and (ii) the property subject to any such Disposition, together with all other property previously Disposed of pursuant to this clause (g), calculated at book value (x) during any fiscal year, shall not exceed an aggregate amount equal to 5% of Total Assets as of the end of the immediately preceding fiscal year and (y) during the period from the Closing Date to the date of such proposed Disposition, shall not exceed an aggregate amount equal to 10% of Total Assets as of the end of the immediately preceding fiscal year;

provided, however, that any Disposition pursuant to clauses (a), (b), (e), (f) and (g) shall be for fair market value.

8.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) the LLCs and Partnerships may make pro rata dividends or distributions to the holders of the Capital Stock in such LLCs and Partnerships in accordance with the terms of its respective organizational documents, provided that immediately before and after immediately after giving effect to any such dividend or distribution, no Default exists or would result therefrom;

(b) the Borrower and its Subsidiaries may pay or make dividend payments or other distributions payable solely in the Capital Stock of such Person;

(c) each Subsidiary may make Restricted Payments to the Borrower or any Corporate Guarantor;

(d) if the Borrower decides to carry out a reverse stock split, the Borrower may repurchase fractional shares of its Capital Stock in an amount not to exceed $1,000,000 in the aggregate in connection with such reverse stock split, provided, that no Default exists immediately prior to or immediately after giving effect to any such repurchase;

(e) the Borrower may purchase, redeem, or acquire shares of its Capital Stock; provided that (i) no Default exists prior to and immediately after giving effect to such purchase, redemption or acquisition of such Capital Stock, and (ii) after giving effect to any such purchase, redemption or acquisition of such Capital Stock (A) the aggregate amount of such purchases, redemptions and acquisitions of such Capital Stock made shall not exceed (I) $25,000,000 during any fiscal year, and (II) an aggregate amount of $100,000,000 during the term of this Agreement, and (B) there shall be at least $50,000,000 of availability existing under the Aggregate Revolving Commitments; and

(f) the Borrower may consummate the Repurchase on terms and conditions consistent with those described in the Tender Offer Documents and in compliance with applicable law and regulatory approvals.

8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower (other than a Guarantor), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided, however, that the Borrower and its Subsidiaries shall be permitted to enter into transactions with such respective Affiliates involving property, assets, services and amounts that do not exceed $500,000 in the aggregate during any fiscal year, notwithstanding this Section 8.08.

8.09 Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.03(f) or (g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness, (iv) of any Subsidiary to, make loans or advances to, or Guarantee in favor of, any Loan Party, or pay any Indebtedness or other obligations owed to a Loan Party, (v) of any Subsidiary to sell, lease or transfer any of its property to any Loan Party (except for restrictions contained in any lease of real property, provided that any such restriction contained therein relates only to such real property); or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

8.10 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.11 Financial Covenants.

(a) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio at the end of any fiscal quarter of the Borrower to be less than 2.00 to 1.

(b) Leverage Ratio. Permit the Leverage Ratio at the end of any fiscal quarter of the Borrower to exceed (i) for any fiscal quarter ending during the period from the Effective Date to and including August 30, 2007, 4.5 to 1.0, (ii) for any fiscal quarter ending during the period from August 31, 2007 to and including August 30, 2008, 4.25 to 1.0, (iii) for any fiscal quarter ending during the period from August 31, 2008 to and including August 30, 2009, 4.00 to 1.0 and (vi) for any fiscal quarter ending on and after August 31, 2009, 3.75 to 1.0.

8.12 Capital Expenditures. Permit Consolidated Capital Expenditures during any fiscal year to exceed an amount equal to sixty percent (60%) of EBITDA for the twelve month period ending on the last day of the immediately preceding fiscal year plus 50% of the unused amount available for Consolidated Capital Expenditures under this Section 8.12 from the immediately preceding fiscal year (excluding any carry forward available from any prior fiscal year).

8.13 Environmental Protection. (a) Use (or permit any tenant to use) any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material in violation of any Environmental Law, (b) generate any Hazardous Material in violation of any Environmental Law, (c) conduct any activity that causes a release or threatened release of any Hazardous Material, or (d) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any Subsidiary would be responsible.

8.14 Fiscal Year; Accounting Methods; Organization Documents; Legal Name; State of Formation and Form of Entity.

(a) Change its fiscal year or its method of accounting (other than immaterial changes in methods or as required by GAAP and disclosed to the Administrative Agent), (b) amend, modify or change its Organization Documents in a manner adverse to the Lenders, and (c) without providing ten (10) days prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

8.15 Prepayment of Other Indebtedness, Etc.

(a) Amend or modify any of the terms of any other Indebtedness if such amendment or modification would add or change any terms in a manner materially adverse to the Borrower or any Subsidiary or the Lenders, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto.

(b) Make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of any Loan Party or any Subsidiary (other than Indebtedness arising under the Loan Documents).

8.16 Sale and Leaseback. Enter into any Sale and Leaseback Transaction (directly or indirectly) with any person other than the Borrower and any Corporate Guarantor except (a) for any transaction described on Schedule 8.16 or (b) to the extent such transaction (i) is otherwise permitted hereunder or (ii) involves property acquired in connection with an Acquisition of the business of a franchisee pursuant to Section 8.02(f).

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.03(a), 7.05, 7.10 or 7.11 or Article VIII or (ii) the Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 7.01, 7.02 or 7.12 and such failure continues for 10 days after the earlier of knowledge thereof by the Borrower or notice thereof by the Administrative Agent; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of knowledge thereof by the Borrower or notice thereof by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such

Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $5,000,000; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $2,000,000; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery, or any security interest granted thereunder, and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or security interest created thereby; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and/or any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and/or obligation shall be terminated, as applicable;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsections (f) or (g) of Section 9.01, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received by the Administrative Agent or any Lender on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest but including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings included in the Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

Sixth, to payment of that portion of the Obligations constituting all amounts owed under any Swap Contract included in the Obligations (at the Swap Termination Value) and any Treasury Management Agreement included in the Obligations, ratably among the Lenders (or any Affiliate of a Lender that is a party to a Swap Contract or Treasury Management Agreement included in the Obligations) in proportion to the amounts described in this clause Sixth payable to them;

Seventh, to payment of all remaining outstanding and unpaid Obligations, ratably among the Lenders in proportion to the amounts described in this clause Seventh payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE X

ADMINISTRATIVE AGENT

10.01 Appointment and Authorization of Administrative Agent.

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and Swing Line Lender) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

10.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.04 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.05 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.06 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default. The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Required Lenders; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Lenders.

10.07 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

10.08 Indemnification of Administrative Agent. WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED, THE LENDERS SHALL INDEMNIFY UPON DEMAND EACH AGENT-RELATED PERSON (TO THE EXTENT NOT REIMBURSED BY OR ON BEHALF OF ANY LOAN PARTY AND WITHOUT LIMITING THE OBLIGATION OF ANY LOAN PARTY TO DO SO), PRO RATA, AND HOLD HARMLESS EACH AGENT-RELATED PERSON FROM AND AGAINST ANY AND ALL INDEMNIFIED LIABILITIES INCURRED BY IT (WHETHER OR NOT ARISING OUT OF THE NEGLIGENCE OF SUCH AGENT-RELATED PERSON); PROVIDED, HOWEVER, THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT TO ANY AGENT-RELATED PERSON OF ANY PORTION OF SUCH INDEMNIFIED LIABILITIES TO THE EXTENT DETERMINED IN A FINAL, NONAPPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH AGENT-RELATED PERSON’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT; PROVIDED, HOWEVER, THAT NO ACTION TAKEN IN ACCORDANCE WITH THE DIRECTIONS OF THE REQUIRED LENDERS SHALL BE DEEMED TO CONSTITUTE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT FOR PURPOSES OF THIS SECTION. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER SHALL REIMBURSE THE ADMINISTRATIVE AGENT UPON DEMAND FOR ITS RATABLE SHARE OF ANY COSTS OR OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEY COSTS) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, OR ANY DOCUMENT CONTEMPLATED BY OR REFERRED TO HEREIN, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY OR ON BEHALF OF THE BORROWER. THE UNDERTAKING IN THIS SECTION SHALL SURVIVE TERMINATION OF THE COMMITMENTS, THE PAYMENT OF ALL OTHER OBLIGATIONS AND THE RESIGNATION OF THE ADMINISTRATIVE AGENT.

10.09 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though Bank of America were not the Administrative Agent or the L/C Issuer hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the L/C Issuer, and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.10 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders; provided that any such resignation by Bank of America shall also constitute its resignation as L/C Issuer. If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders.

Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and L/C Issuer and the respective terms “Administrative Agent” and “L/C Issuer” shall mean such successor administrative agent and Letter of Credit issuer, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated and the retiring L/C Issuer’s rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such retiring L/C Issuer or any other Lender, other than the obligation of the successor L/C Issuer to issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or to make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

10.11 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.12 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(g); and

(c) to release any Guarantor from its obligations under the Guaranty if (i) such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or (ii) subject to Section 11.01, approved, authorized or ratified in writing by the Required Lenders.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.11.

10.13 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.14 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 5.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;

(d) change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) release the Borrower or, other than pursuant to a transaction permitted hereunder or under any other Loan Document, release all of, or substantially all of the Guarantors from the Guaranty without the written consent of each Lender directly affected thereby;

(g) other than pursuant to a transaction permitted hereunder or under any other Loan Document, release all of, or substantially all of, the Collateral or subordinate the Lien in all of, or substantially all of, the Collateral without the written consent of each Lender directly affected thereby;

(h) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the Revolving Commitments (or if the Revolving Commitments have been terminated, the outstanding Revolving Loans (and participations in any Swing Line Loans and L/C Obligations)), (i) waive any Default or Event of Default for purposes of Section 5.02 for purposes of any Revolving Loan borrowing or L/C Credit Extension, (ii) amend, change, waive, discharge or terminate Section 2.01(a), 2.03, 2.05(b)(i) or 2.06(a) or any term, covenant or agreement contained in Article VIII or Article IX or (iii) amend or change any provision of this Section 11.01(h); or

(i) without the consent of Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the outstanding Term Loan (and participations therein), (i) amend, change, waive, discharge or terminate (A) Section 2.01(b) or (B) Section 2.05(b)(vi) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.05(b)(ii), (iii), (iv) or (v) hereof or (ii) amend or change any provision of this Section 11.01(i);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitments of such Lender may not be increased without the consent of such Lender.

11.02 Notices and Other Communications; Facsimile Copies.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or any other Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE

PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; and Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity; provided that to the extent the L/C Issuer is entitled to indemnification pursuant to this subsection (c) solely in its capacity and role as L/C Issuer, only the Lenders with Revolving Commitments shall be required to indemnify the L/C Issuer in accordance with this subsection (c) . The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.06 Successors and Assigns.

(a) The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of an assignment of Revolving Loans and $1,000,000 in the case of an assignment of Term Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) no consent shall be required for any assignment except to the extent required by subsection (b)(i) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and

(B) the consent of the Administrative Agent shall be required for any assignments in respect of Revolving Commitments if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Commitments.

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount, if any, required as set forth in Schedule 11.06; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee. The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(iv) no assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, and no assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this

Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01(a) that directly affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act

(h) Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07 Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, trustees, agents, advisors and representatives and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any Swap Contract relating to Loans outstanding under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (i) any pledge referred to in Section 11.06(f) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Loan Party and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender, the L/C Issuer and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender, the L/C Issuer or any such Affiliate hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender or the L/C Issuer shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender and the L/C Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the Highest Lawful Rate. If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Administrative Agent (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.

11.11 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.12 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.13 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Tax Forms.

(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Code; provided, however, that if any Foreign Lender provides an IRS Form W-8-BEN claiming a “portfolio interest” exemption from United States withholding taxes pursuant to Code Section 871(h) or Code Section 881(c), then such Foreign Lender shall also provide the Administrative Agent and the Borrower with a certificate representing that it (w) is not a “bank” within the meaning of Section 581 of the Code, (x) has not been, on or prior to the date hereof, subject to any regulatory or other legal requirements as a bank in any jurisdiction in which it transacts business and has not been, on or prior to the date hereof, treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or any qualification for exemption from any tax, securities laws or other legal requirements, (y) does not currently own, or own unrestricted options to purchase, ten percent (10%) or more of the Capital Stock of the Borrower, and (z) is not a controlled foreign corporation related to the Borrower (within the meaning of Section 894(d)(4) of the Code). If the form provided by a Lender at the time such Lender first becomes a party to this Agreement (or obtains an interest in any payment due under this Agreement and/or the Notes) indicates a United States interest withholding tax rate in excess of zero, withholding tax as such rate shall be considered excluded from “Taxes” as defined in Section 3.01(a) of this Agreement. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) The Borrower shall not be required to pay any additional amount to (or indemnify) any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.14(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.14(a); provided that if such Lender shall have satisfied the requirement of this Section 11.14(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.14(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate. In addition, Borrower shall not be required under any circumstances to pay any additional amount to (or indemnify) any Participant under Section 3.01 to the extent that such additional amount (or indemnity payment) exceeds that additional amount (or indemnity payment) that would have been payable to the Lender that granted the participation to such Participant if such Lender had not granted such participation to such Participant.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.14(a) and such amounts shall be deemed to have been paid by the Borrower to the relevant Lender for purposes of this Agreement. In addition, for the purposes of this Agreement, Borrower also shall have been deemed to have paid to the Administrative Agent and/or the relevant Lender the amount of any taxes that Borrower has properly withheld and paid over to a Governmental Authority on behalf of, or in respect of a payment due to, the Administrative Agent or such Lender, as the case may be.

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-10. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

11.15 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is unable to make Loans at the Eurodollar Rate as contemplated by Section 3.02 or (d) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (d) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.16 Construction. The Borrower, the Administrative Agent and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto.

11.17 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

11.18 Governing Law.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES SOUTHERN DISTRICT COURT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.19 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.20 Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL

AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.21 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) ( the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.22 No Advisory of Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and BAS, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and BAS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor BAS has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or BAS has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor BAS has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and BAS and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor BAS has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and BAS have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or BAS with respect to any breach or alleged breach of agency or fiduciary duty.

11.23 Waiver of Notice of Termination. Those Lenders party hereto which are also party to the Existing Credit Agreement hereby waive any prior notice requirement under the Existing Credit Agreement with respect to the termination of commitments thereunder and the making of any prepayments thereunder; provided, that the Existing Credit Agreement is terminated and all obligations thereunder are repaid on or before September 29, 2006.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

SONIC CORP., a Delaware corporation

By:	/S/ STEPHEN C. VAUGHAN
Name:	Stephen C. Vaughan
Title:	Vice President

GUARANTORS:

AMERICA’S DRIVE-IN CORP., a Kansas corporation

By:	/S/ RONALD L. MATLOCK
Name:	Ronald L. Matlock
Title:	Vice President

SONIC INDUSTRIES INC., an Oklahoma corporation

By:	W. SCOTT MCLAIN
Name:	W. Scott McLain
Title:	President

SONIC VALUE CARD, L.L.C., a Virginia limited liability company

By:	W. SCOTT MCLAIN
Name:	W. Scott McLain
Title:	President

SONIC VALUE CARD, L.L.C., a Virginia limited liability company

By: Sonic Industries Inc., its Sole Manager

By:	/S/ W. SCOTT MCLAIN
Name:	W. Scott McLain
Title:	President

SONIC RESTAURANTS, INC., an Oklahoma corporation

By:	/S/ MICHAEL A. PERRY
Name:	Michael A. Perry
Title:	President

SONIC COMMUNITY DEVELOPMENT, INC.,

an Oklahoma corporation

By:	/s/ Ronald L. Matlock

Name: Ronald L. Matlock

Title: Vice President

SONIC PROPERTY DEVELOPMENT, L.L.C.,

an Oklahoma limited liability company

By:	Sonic Restaurants, Inc., its Sole Manager

By:	/s/ Michael A. Perry
Name:	Michael A. Perry
Title:	President

SONIC TECHNOLOGY FUND, L.L.C.,

an Oklahoma limited liability company

By:	Sonic Restaurants, Inc., its Sole Manager

By:	/s/ Michael A. Perry

SPOTLIGHT, LLC,

an Oklahoma limited liability company

By:	Sonic Restaurants, Inc., its Sole Manager

By:	/s/ Michael A. Perry

Name: Michael A. Perry

Title: President

Name: Michael A. Perry

Title: President

EACH OF THE PARTNERSHIPS LISTED ON ANNEX I ATTACHED HERETO,

By:	Sonic Restaurants, Inc., Managing Partner of each partnership listed on Annex I

By:

Name: Michael A. Perry

Title: President

EACH OF THE LIMITED LIABILITY COMPANIES LISTED ON ANNEX II

ATTACHED HERETO,

By:   Sonic Restaurants, Inc., Sole Manager of

         each limited liability company listed on Annex II

Name: Michael A. Perry

Title: President

EACH OF THE PARTNERSHIPS LISTED

ON ANNEX III ATTACHED HERETO,

By: America’s Drive-In Corp., Managing Partner of each partnership listed on Annex III

By:

Name: Ronald L. Matlock

Title: Vice President

EACH OF THE LIMITED LIABILITY COMPANIES LISTED ON ANNEX IV ATTACHED HERETO,

By: America’s Drive-In Corp., Sole Manager of each limited liability company listed on Annex IV

By:

Name: Ronald L. Matlock

Title: Vice President

ADMINISTRATIVE
AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

By: /s/ David Johanson
Name: David Johanson
Title: Vice President

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, Swing Line Lender and L/C Issuer

By: /s/ Stevens E. Warrick
Name: Stevens E. Warrick
Title: Senior Vice President

LEHMAN COMMERCIAL PAPER INC.,

as a Lender

By: /s/

Name:

Title:

ARVEST BANK,

as a Lender

By: /s/

Name:

Title:

BANCFIRST,

as a Lender

By: /s/

Name:

Title:

JPMORGAN CHASE BANK, N.A.,

as a Lender

By: /s/

Name:

Title:

WELLS FARGO BANK N.A.,

as a Lender

By: /s/ J. Nicholas Cole

Name: J. Nicholas Cole

Title:   Managing Director

By: /s/ Maureen S. Malphus

Name: Maureen S. Malphus

Title:   Vice President

BRANCH BANKING & TRUST COMPANY,

as a Lender

By: /s/

Name:

Title:

MERRILL LYNCH CAPITAL, a division of

Merrill Lynch Business Financial Services Inc.,

as a Lender

By: /s/

Name:

Title:

CITICORP USA, INC.,

as a Lender

By: /s/

Name:

Title:

COMPASS BANK,

as a Lender

By: /s/

Name:

Title:

UMB BANK, N.A.,

as a Lender

By: /s/

Name:

Title:

COMMERCE BANK, N.A.,

as a Lender

By: /s/

Name:

Title:

FIRST HORIZON,

as a Lender

By: /s/

Name:

Title: